SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C. 20549



                            FORM 8-K



                         CURRENT REPORT



               Pursuant to Section 13 or 15(d) of
               The Securities Exchange Act of 1934




Date of Report (Date of earliest event reported):  April 28, 1997



                       IES UTILITIES INC.
     (Exact name of registrant as specified in its charter)



    Iowa                         0-4117-1               42-0331370
(State or other                (Commission           (I.R.S. Employer
 jurisdiction of                File No.)           Identification No.)
 incorporation)


                   IES Tower, Cedar Rapids, Iowa  52401
  (Address of principal executive offices, including zip code)


                              (319) 398-4411
                 (Registrant's telephone number)


Item 5.  Other Events.

      The following are selected summaries of the consolidated results of operations for IES Utilities Inc. for the periods ended March 31, 1997 and 1996:

                             Quarter Ended         Twelve Months Ended
                               March 31                  March 31
                            1997       1996          1997        1996
                                         (in thousands)

Operating revenues     $  226,398  $ 198,768    $  782,609   $ 735,755

Operating income       $   32,588  $  34,204    $  152,110   $ 156,573

Net income available
  for  common stock    $   11,622  $  13,899    $   60,538   $  66,333


      Milder weather conditions in the first quarter of 1997, as compared to 1996, contributed to lower earnings at IES Utilities Inc. (IES). Weather conditions in the first quarter of 1997 were milder than normal and weather conditions in the first quarter of 1996 were colder than normal. Accordingly, in comparing quarters, weather impacted net income available for common stock by an estimated $1.8 million.

      Increased revenues for the quarter reflected the impact of higher prices for fuel purchased by IES, which are passed through directly to customers with no impact on company income.

      During the first quarter of 1997, IES reported an 8 percent decrease in the volume of natural gas sold and transported for customers, as compared with the volume of the first quarter of 1996. This decrease primarily reflects the effect of weather on residential gas sales. When compared to "normal" weather, natural gas sales were down 3 percent from sales of the previous year.

      Despite the negative impact of weather on residential and commercial sales, total utility electric sales volumes, excluding off-system sales, increased 4 percent for the quarter. Much of that increase was the result of a 10 percent increase to industrial customers, reflecting continued growth in the IES service territory.



                           SIGNATURES



      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.





                                           IES UTILITIES INC.
                                              (Registrant)




                            By /s/         John E. Ebright
                                             (Signature)
                                           John E. Ebright
                                 Controller & Chief Accounting Officer


Date:  April 28, 1997